Exhibit 99.1

Intraware Signs Agreement for $6.2 Million Private Placement
Funding to Finance Company Growth

ORINDA, Calif. - September 9, 2003 – Intraware, Inc. (Nasdaq: ITRA), a leading provider of electronic software delivery and management (ESDM) solutions designed to simplify software delivery, increase customer satisfaction and reduce costs for the enterprise software publisher and other Fortune 1000 companies, announced today that it has entered into a definitive agreement to issue common stock in a private placement to investment funds and accounts managed by Apex Capital, LLC, for gross proceeds of $6.2 million.

Under the financing, which Intraware expects to close today, Intraware will issue 4,000,000 shares of common stock at a price of $1.55 per share.  The common stock will be issued in a private placement without registration under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.  The company has agreed to file with the Securities and Exchange Commission a registration statement to register the resale of the common stock issued to investors.

“This vote of confidence from a highly regarded investment adviser dramatically strengthens our balance sheet.  This event sends a very positive signal to our customers, partners and shareholders,” said Peter Jackson, President and Chief Executive Officer of Intraware.  “We are pleased that the new investors share our confidence in Intraware.”

Together with shares recently accumulated by investment funds and accounts managed by Apex Capital, the shares to be purchased today will give Apex control of more than 9% of Intraware’s outstanding common shares.

About Intraware, Inc.

Intraware, Inc. is a leading provider of electronic software delivery and entitlement management (ESDM) solutions for software publishers and other Fortune 1000 companies worldwide. Intraware’s unique and innovative delivery management solutions have attracted strategic relationships with industry leaders such as Macrovision Corporation, Zomax Incorporated and Software Spectrum, Inc. Intraware’s ESDM solutions power business-to-business technology providers and Fortune 1000 companies, including: Business Objects SA, Documentum, Inc., PeopleSoft Inc., RSA Security, Inc. and McKesson. Intraware is headquartered in Orinda, Calif. and can be reached at 888/797-9773 or http://www.intraware.com.

Forward Looking Statements

The statements in this news release that the company will issue 4,000,000 shares of common stock at a price of $1.55 per share for gross proceeds of $6.2 million; that Intraware expects the financing to close today; that the company has agreed to file with the SEC a registration statement to register the resale of the common stock issued to investors; that the funding received by the company will be used to finance company growth, and other statements in this release which are not historical facts, may be deemed to be forward-looking statements involving a number of risk factors and uncertainties. Factors that could cause actual results to differ materially from those anticipated in this news release include a failure of the transaction to close; Intraware’s failure to satisfy its post-closing covenant to secure the signature by certain of its directors and officers of lock-up agreements within five days after closing; a failure of any registration statement filed by Intraware to be declared effective by the SEC; and a failure by the company to achieve growth due to unexpected weakness in demand for Intraware’s hosted SubscribeNet ESDM service, or to loss or delay of sales or renewals of Intraware’s services due to decisions by current or prospective customers to develop their own electronic software delivery solutions or purchase competitive solutions.  Further information on risks and uncertainties faced by the company is included in Intraware’s Form 10-K/A for the 2003 fiscal year filed with the SEC on May 2, 2003, and Intraware’s Form 10-Q for its first fiscal quarter filed with the SEC on July 15, 2003. Copies of this and other Intraware filings with the SEC are available from Intraware without charge or online at http://www.intraware.com.

© 2003 Intraware, Inc.  Intraware and SubscribeNet are registered trademarks of Intraware, Inc. Any other company or product names mentioned herein may be trademarks of their respective owners.

For More Information Contact:

Roman Reznicek

Intraware, Inc.

925-253-4545

ir@intraware.com